PHILADELPHIA CONSOLIDATED HOLDING CORP.
ANNOUNCES APPOINTMENT
OCTOBER 19, 2005 PRESS RELEASE
Bala Cynwyd, PA — Philadelphia Consolidated Holding Corp. (Nasdaq: PHLY) today announced that at its October 2005 Board of Directors’ meeting, Aminta Hawkins Breaux, Ph.D. was elected to the Board of Directors.
James J. Maguire, Chairman said, “I am pleased to welcome Ms. Breaux to the Board of Directors and look forward to her participation on the Board. I am confident that she will be a valuable contributor to the Board based upon her varied accomplishments in the academic community. Currently, Ms. Breaux, who has a Ph.D. in philosophy, is the Dean of Students-Student Affairs at the University of the Sciences in Philadelphia.”
In operation since 1962, Philadelphia Insurance Companies, whose Commercial Lines subsidiaries are rated A+ (Superior) by A.M. Best Company, designs, markets, and underwrites commercial property/casualty, personal lines and professional liability insurance products incorporating value added coverages and services for select industries. Nationally recognized as a member of Wards Top 50 and Forbes 100 Best Mid-Cap Stocks, the organization has 38 offices strategically located across the United States to provide superior local service. For more information about our Company or to review our 2004 annual report, visit our web site at www.phly.com.